Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 (SEC File Number yet to be assigned) as filed with the SEC of our audit report dated April 18, 2017, with respect to the balance sheet of Notes Incorporation as of March 31, 2017, and the related statements of operations, stockholders’ equity, and cash flows for the period from November 21, 2016 (inception) to March 31, 2017.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC

Spokane, Washington

April 18, 2017